Exhibit 19.1

AGENUS INC.

Securities Trading Policy

This Securities Trading Policy (this “Policy”) describes the requirements that Agenus Inc. and its subsidiaries (with the exception of MiNK Therapeutics, Inc.1) (collectively, the “Company” or “Agenus”) have adopted regarding the trading, and causing the trading of, the Company's securities.

I. PURPOSE

Agenus is committed to complying with all relevant laws and regulations pertaining to the listing, trading and disclosure obligations arising from any transactions involving its securities. This Policy sets forth the requirements for Agenus, as well as its directors, officers, employees, consultants with access to confidential Company information, and their respective immediate family members (collectively, “Covered Persons”) to comply with such laws and regulations.

The insider trading laws of the United States (“U.S.”) prohibit buying or selling a company’s securities by certain persons while they are aware of material, nonpublic information about that company. It may also violate U.S. securities laws to disclose material, non-public information (deliberately or inadvertently) to another person (including your family member) if that person either buys or sells securities while aware of the information disclosed or passes that information to a third party who does. Providing advice regarding a company’s stock while aware of material, non-public information regarding that company may also violate civil and criminal U.S. securities laws and must be avoided.

II. APPLICABILITY

This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities where Agenus has access to confidential information related to such other companies.

1 MiNK Therapeutics, Inc. has a separate, but similar policy to which it adheres.

Exhibit 19.1

This Policy applies to all Covered Persons, with additional trading restrictions that apply to Company directors, officers, employees at the level of Vice President or above, and additional employees who may from time to time be identified by the Chief Compliance Officer based on their position, responsibilities or their actual or potential access to material information (collectively, "Company Insiders"). The Chief Compliance Officer will inform you if you are deemed to be a Company Insider.

III. DEFINITIONS

Material. Information is “material” if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material are information relating to:

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earnings or losses that are inconsistent with the expectations of the investment community;

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projections of future earnings or losses or other earnings guidance;

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proposals, plans or agreements, even if preliminary in nature, involving a proposed merger, acquisition, strategic alliance, licensing agreement or sale of part of the Company’s business;

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impending securities offerings by the Company;

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changes in management or the board of directors;

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cybersecurity risks and incidents, including vulnerabilities and breaches;

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results of clinical trials, collaborations, licenses or matters related to the status of clinical trials (e.g., enrollment);

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new products or significant discoveries;

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negotiations regarding an important license, distribution agreement, or joint venture;

Exhibit 19.1

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pending action from governmental agencies, including the Food and Drug Administration (“FDA”), other relevant regulatory agency actions;

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a proposed stock split or stock dividend;

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impending financial problems;

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changes in the status of any of the Company’s activities which may have an adverse or favorable impact on the Company’s business; or

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actual or threatened litigation with the potential to have a meaningful impact on the business, or governmental investigations or major developments in such matters.

Other types of information may also be material; no complete list can be provided. If you have questions regarding the materiality of information, it is best to check with the Chief Compliance Officer (defined below) before undertaking any activity in the Company’s securities.

Nonpublic. Information is “nonpublic” or “inside information” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it may be necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. As a general rule, if you know of material, nonpublic information about the Company, you should not engage in any stock transactions before the second business day after the day on which the information is publicly announced. If the information relates to the Company’s financial performance, you should wait until the second business day after the Company publishes its annual or quarterly earnings report. If you are not sure whether information is considered public, you should check with the Chief Compliance Officer or assume that the information is nonpublic and treat it as confidential.

IV. COVERED PERSONS CANNOT TRADE OR CAUSE TRADING OF COMPANY SECURITIES WHILE IN POSESSIONS OF MATERIAL, NONPUBLIC INFORMATION:

A.
Covered Persons may not purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

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B.
Covered Persons who know of any material nonpublic information about the Company may not communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
C.
Covered Persons may not purchase or sell any security of any other publicly-traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. Covered Persons who know of any such material nonpublic information cannot communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

V. SPECIAL RESTRICTIONS APPLICABLE TO COMPANY INSIDERS

A. Pre-Clearance by Chief Compliance Officer for Company Insider Transactions.

In all instances, no Company Insider may trade in Company securities unless the trade has been approved by the Chief Compliance Officer in accordance with the procedures set forth below. The Chief Compliance Officer will review and either approve or prohibit all proposed trades by Company Insiders. The Chief Compliance Officer may consult with the Company’s other executive officers and/or outside legal counsel and will receive approval for his/her own trades from the Company’s Chief Executive Officer.

Procedures. No Company Insider may trade in Company securities until:

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The Company Insider has notified in writing (including by email) the Chief Compliance Officer of the amount and nature of the proposed trade(s). In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a request to trade must be received by the Chief Compliance Officer at least two (2) business days prior to the intended trade date; and
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The Chief Compliance Officer or his/her designee has approved the trade(s) in writing.

Completion of Trades. After receiving written clearance to engage in a trade by the Chief Compliance Officer, a Company Insider must complete the proposed trade within five (5) business days or make a new trading request.

Exhibit 19.1

Post-Trade Reporting. Any transactions in the Company’s securities by a Company director or executive officer (including transactions effected pursuant to a Rule 10b5-1 Plan (as defined below)) must be reported in writing (including by email) to the Chief Compliance Officer on the same day such a transaction occurs specifying the number of shares purchased or sold, the price per share, and the date the trade was executed (not settled). A written report directly from the individual’s broker to the Chief Compliance Officer will be deemed compliance with this reporting requirement. Compliance with this provision is imperative given the requirement of Section 16 of the Exchange Act requiring certain persons report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

B. Blackout Periods

All Company Insiders are prohibited from trading in the Company's securities during blackout periods as defined below.

From time to time when material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not yet publicly disclosed may necessitate a so-called “blackout period” during which Company Insiders are prohibited from trading in the Company's securities. While such material nonpublic information is pending, the Company may impose a blanket prohibition on any trading in the Company's securities. The Chief Compliance Officer will notify Company Insiders of such blackout period, as necessary.

It is a violation of this Policy for any individual, subject to any blackout period, to make any transaction in the market (purchase or sale) during such blackout period. Individuals who are subject to a blackout period should not make any transaction in the market until either (i) the individuals have been notified by the Chief Compliance Officer that the blackout period has been lifted, or (ii) the second business day after the Company issues a press release or SEC filing announcing the news that was the subject of the blackout period.

Company Insiders are also prohibited from entering into hedging arrangements with respect to Company securities, such as collars, swaps, and exchange funds, or trading in derivative securities tied to the price of Company securities, including put options, call options, and futures

Exhibit 19.1

contracts, in each case, without the prior consent of the Company’s board of directors.

C. Trading Window

Company Insiders are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Company Insiders can trade (subject to the pre-clearance requirement noted above) during the period beginning two business days after the nonpublic information was publicly disclosed. Even during an open trading window, a Company Insider who is in possession of any material nonpublic information may not trade in the Company's securities until the information has been made publicly available (via the appropriate SEC filing and/or press release) or is no longer material. In addition, the Company may close this trading window if a special blackout period is imposed and will re-open the trading window once the blackout period has ended.

VI. TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Bona fide gifts of securities are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities at a time when the transferor is aware of material, nonpublic information or the person making the gift is subject to the trading restrictions specified under the heading, “Blackout Periods” of this policy and the sale by the recipient of the Company’s securities would be expected to occur during such a “blackout period.”

Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this policy.

VII. SPECIAL AND PROHIBITED TRANSACTIONS APPLICABLE TO COVERED PERSONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons (you) engage in certain types of transactions. Therefore, it is the Company’s policy that you may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

A.
Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these

Exhibit 19.1

reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

B.
Publicly-Traded Options. Given the relatively short term of publiclytraded options, transactions in options may create the appearance that you are trading based on material nonpublic information and focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. (Options positions arising from certain types of hedging transactions are governed by the next paragraph below.)

C.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, put and call options, collars and exchange funds. Such transactions may permit you to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval to the Chief Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

D.
Margin Accounts and Pledge Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in Company securities, you are prohibited form holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

E.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below)

Exhibit 19.1

create heightened risks for Company Insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities other than pursuant to Rule 10b5-1 Plans. If a person subject to this policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the section “Special Restrictions Applicable to Company Insiders” above.

VIII. POST-TERMINATION TRANSACTIONS APPLICABLE TO COVERED PERSONS

This Policy continues to apply to your transactions in the Company’s securities even after you have terminated employment or other services to the Company as follows: if you are aware of material, nonpublic information when your employment or service relationship terminates, you may not trade in the Company’s securities until that information has become public or is no longer material. You may contact the Chief Compliance Officer prior to and after you have terminated employment or your services to the Company regarding the trading of the Company’s securities in compliance with this Policy.

IX. EXCEPTIONS TO THIS POLICY

A.
Exception for Pre-Approved Rule 10b5-1 Plans. Transactions effected pursuant to a Rule 10b5-1 Plan approved by the Chief Compliance Officer prior to its effective date will not be subject to the Company’s blackout periods or pre-clearance procedures, and Company Insiders are not required to seek preclearance for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Company Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If a Company Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

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satisfy the requirements of Rule 10b5-1;
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be documented in writing;

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be established during a trading window when such Insider does not possess material, nonpublic information; and
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be pre-approved by the Chief Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Chief Compliance Officer. Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Chief Compliance Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

The Chief Compliance Officer may refuse to approve a Rule 10b5-1 Plan or any modification thereto as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Chief Compliance Officer may consult with the Company’s external legal counsel before approving a Rule 10b5-1 Plan. If the Chief Compliance Officer does not approve a

Company Insider’s Rule 10b5-1 Plan, such Company Insider must adhere to the pre-clearance procedures and blackout periods set forth above until such time as a Rule 10b5-1 Plan is approved.

B.
Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This policy does, however, apply to any sale of shares as part of a brokerassisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
C.
Restricted Shares and Similar Awards. This policy does not apply to the vesting of restricted shares, the settlement of restricted stock units or similar awards, or to a transaction in which there is an election to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares or the vesting or settlement of any restricted stock unit. This policy does apply, however, to any market sale of Company securities received upon the settlement of any restricted stock unit or similar award.
D.
Employee Stock Purchase Plan (“ESPP”). This Policy does not apply to periodic purchases through automatic payroll contributions under a ESPP, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This policy would apply, however, to an initial decision to participate/enroll in ESPP or a decision to increase the

Exhibit 19.1

level of contribution in a subsequent purchase period. It would also apply to any sales of shares purchased under the ESPP.
E.
401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan as a result of periodic contributions made pursuant to payroll deduction. The policy does apply, however, to initial elections to participate, and increases or decreases in the level of participation, in a Company stock fund and transfers in or out of a Company stock fund (including in connection with a plan loan).

X. CONSEQUENCES OF VIOLATING THIS POLICY

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A.
Legal Penalties. Federal law imposes serious penalties on those who, in violation of the law, either buy or sell securities while aware of material nonpublic information or pass the material nonpublic information to others who use it to buy or sell securities (known as “tipping”). Potential penalties for individual violators are:
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disgorgement of the profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
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civil penalties of up to $1,000,000 per violation or three times the amount of the profit gained or loss avoided;
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a criminal fine of up to $5,000,000 (no matter how small the profit); and
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a jail term of up to 20 years.

In addition, the Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,275,000 or three times the profit made or loss avoided, as well as a criminal penalty of up to $25 million if the Company failed to take appropriate steps to prevent such trading, and could under certain circumstances be subject to private lawsuits based on the misconduct.

B.
Company Sanctions. In view of the seriousness of this matter, the Company may discipline any person who violates this Policy as appropriate, including dismissal for cause. The Company reserves the right to determine,

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in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation and irreparably damage you and the Company.

XI. REPORTING VIOLATIONS

If you violate this policy or any federal or state laws governing Company Insider trading, or know of any such violation by any Covered Person, you must report the violation immediately to the Chief Compliance Officer, or anonymously to compliance@agenusbio.com or 855-446-0303. If the conduct in question involves the Chief Compliance Officer, or if you do not feel that you can discuss the matter with the Chief Compliance Officer, you may raise the matter with another member of senior management or chair of the Audit Committee of the Board of Directors.

XII. COMPANY ASSISTANCE

Anyone with questions about specific transactions may obtain additional guidance from the Chief Compliance Officer at compliance@agenusbio.com. Ultimately, the responsibility for adhering to this policy and avoiding unlawful transactions rests with the individual Company Insider or other parties that are subject to this Policy.

XIII. ACKNOWLEDGEMENT AND CERTIFICATION

All Covered Persons are required to read and certify acknowledgment to this Policy annually.